Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2018, relating to the consolidated financial statements and financial statement schedules of Weingarten Realty Investors and subsidiaries, and the effectiveness of the Weingarten Realty Investors and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Weingarten Realty Investors for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Houston, Texas
July 31, 2018